Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

ConAgra Foods, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-177140 on Form S-3 and registration statements Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, 333-137739, 333-162180, 333-162137, and 333-162136 on Form S-8 of ConAgra Foods, Inc. and subsidiaries (the Company) of our reports dated July 20, 2012, with respect to the consolidated balance sheets of the Company as of May 27, 2012 and May 29, 2011, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 27, 2012, the related consolidated financial statement schedule for each of the years in the three-year period ended May 27, 2012, and the effectiveness of internal control over financial reporting as of May 27, 2012, which reports appear in the Annual Report on Form 10-K of ConAgra Foods, Inc. for the fiscal year ended May 27, 2012.

Our report dated July 20, 2012, on the consolidated balance sheets of ConAgra Foods, Inc. and subsidiaries as of May 27, 2012 and May 29, 2011, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 27, 2012, contains an explanatory paragraph that states that the Company elected to change its method of accounting for pension benefits in 2012. This method has been applied retrospectively to all periods presented.

/s/ KPMG LLP

Omaha, Nebraska

July 20, 2012